THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated February 28, 2013 and May 15, 2013 on the financial statements of Healthcare Corporation of America & Subsidiaries as of December 31, 2011 and 2012 (Restated) to be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. I also consent to your use of my name as in the Experts Section of those forms.

Dated this 11th day of June, 2013.

/s/ Thomas J. Harris

Thomas J. Harris

Certified Public Accountant